SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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NEWTEK BUSINESS SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWTEK BUSINESS SERVICES, INC.

462 Seventh Avenue

14th Floor

New York, New York 10018

April 29, 2005

Dear Shareholder:

We invite you to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Newtek Business Services, Inc. (the “Company”) to be held at the offices of the Company at 462 Seventh Avenue, 14th floor, New York, NY 10018 on Tuesday, May 24, 2005 at 9:00 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

As an integral part of the Annual Meeting, we will report on the operations of the Company. Directors and officers of the Company and a representative of the Company’s independent auditors will be present to respond to any questions that our Shareholders may have. Detailed information concerning our activities and operating performance is contained in our Annual Report which also is enclosed.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely yours,

/s/ Barry Sloane
Barry Sloane Chairman, Chief Executive Officer and Secretary

NEWTEK BUSINESS SERVICES, INC.

462 Seventh Avenue

14th Floor

New York, New York 10018

(212) 356-9500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 24, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Newtek Business Services, Inc. (the “Company”) will be held at the offices of the Company at 462 Seventh Avenue, 14th floor, New York, NY 10018 on Tuesday, May 24, 2005 at 9:00 a.m., local time.

The Annual Meeting is for the following purposes, which are more completely described in the accompanying Proxy Statement:

1.	The election of all seven directors of the Company.

2.	The approval of an increase in the number of authorized common shares of the Company to 54,000,000.

3.	The ratification of the selection of PricewaterhouseCoopers LLP as auditors for the Company for the year ending December 31, 2005.

4.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting or any adjournments thereof. Shareholders of record at the close of business on April 28, 2005 are the shareholders entitled to vote at the Annual Meeting and any adjournment thereof.

You are requested to fill in and sign the enclosed proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Barry Sloane
BARRY SLOANE CHAIRMAN, CHIEF EXECUTIVE OFFICER AND SECRETARY

New York, New York

April 29, 2005

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

NEWTEK BUSINESS SERVICES, INC.

462 Seventh Avenue

14th Floor

New York, New York 10018

(212) 356-9500

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2005

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newtek Business Services, Inc. (the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company at 462 Seventh Avenue, 14th floor, New York, NY 10018 on Tuesday, May 24, 2005, at 9:00 a.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement, together with the enclosed form of proxy, are first being mailed to shareholders on or about April 29, 2005.

VOTING AND REVOCATION OF PROXIES

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Properly executed but unmarked proxies will be voted FOR Proposal I to elect seven nominees of the Board of Directors as directors of the Company, FOR Proposal II to approve an increase in the number of authorized shares of the Company to 54,000,000 shares of common stock, and FOR Proposal III to ratify the selection of PricewaterhouseCoopers LLP as auditors of the Company for the current year. If any other matters are properly brought before the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxy will vote the shares represented thereby on such matters as determined by a majority of the Board of Directors. The proxies solicited by the Board of Directors confer discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company within a reasonable time before the date of this Proxy Statement. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted (“broker no votes”) will not be counted as votes cast. Proxies marked as abstentions or as broker no votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

Shareholders who execute the form of proxy enclosed herewith retain the right to revoke such proxies at any time prior to exercise. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company or by the filing of a properly executed, later-dated proxy. A proxy will not be voted if a shareholder attends the Annual Meeting and votes in person. The presence of a shareholder at the Annual Meeting alone will not revoke such shareholder’s proxy.

VOTING SECURITIES

The securities which can be voted at the Annual Meeting consist of the Company’s common shares, $.02 par value per share (“Common Shares”). Shareholders of record as of the close of business on April 28, 2005 (the “Record Date”) are entitled to one vote for each Common Share then held on all matters. As of the Record Date 33,905,172 Common Shares were issued and outstanding. The presence, in person or by proxy, of at least one-third of the total number of Common Shares outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting.

Persons and groups owning in excess of 5% of Common Shares are required to file certain reports regarding such ownership with the Company and the Securities and Exchange Commission (“SEC”) pursuant to the

Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Security Ownership of Certain Beneficial Owners.”

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation requires one class of directors to serve for a term of one year and until their successors are elected and qualified. The Board of Directors has nominated David Beck, Christopher G. Payan, Jeffrey G. Rubin, Jeffrey M. Schottenstein, Steven A. Shenfeld, Barry Sloane and Brian A. Wasserman, all incumbent directors, to serve for a one-year term or until their successors are elected and qualified. New York law provides that directors shall be elected by a plurality of the votes of the Common Shares present in person or represented by proxy and entitled to vote on the election of directors.

The persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominees. Shareholders are not entitled to cumulate their votes for the election of directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute director as the Board of Directors may recommend, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

The following table sets forth for the nominees and for each director, including the named current executive officers and certain other officers, such person’s name, age, the year such person first became a director and the number of shares and percentage of Common Shares beneficially owned.

The Board of Directors recommends a vote “FOR” the nominees named below as directors of the Company.

NAME	AGE(1)	ELECTED DIRECTOR	BENEFICIALLY OWNED (2)		PERCENT OF CLASS
David Beck	62	2002	78,930		*
Christopher G. Payan	30	2003	13,698		*
Jeffrey G. Rubin	37	1999	4,589,699	(4)	13.54%
Steven A. Shenfeld	45	2000	583,336	(3)(5)	1.72%
Jeffrey M. Schottenstein	64	2001	281,363	(3)(8)	*
Barry Sloane	45	1999	4,569,492	(6)	13.47%
Brian A. Wasserman	39	1999	4,579,708	(3)(7)	13.51%
John R. Cox	68	—	114,500		*
Tim Uzzanti	32	—	277,777	(9)	*
All Executive Officers and Directors as a Group (9 persons)			15,088,504		44.50%

*	Less than 1 percent.

(1)	At March 31, 2005.

(2)	At the Record Date. For purposes of this table and the table under “Security Ownership of Certain Beneficial Owners,” in accordance with Rule 13d-3 under the Exchange Act, a person is considered to “beneficially own” any Common Shares (a) over which he has or shares voting or investment power, or (b) as to which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, “voting power” is the power to vote or direct the vote of shares, and “investment power” is the power to dispose or direct the disposition of shares. Includes options to purchase Common Shares which are exercisable within 60 days of the Record Date. See “— Directors’ Compensation – 2000 Stock Incentive and Deferred Compensation Plan.”

(3)	Represents or includes options to purchase shares exercisable within 60 days of the Record Date.

(4)	Includes 123,325 shares owned by the J. Rubin Family Foundation as to which Mr. Rubin shares voting and investment control over such shares.

(5)	Includes 408,730 shares and 99,996 options to acquire shares held by a limited liability company of which Mr. Shenfeld is a member and manager, the assets of which he disclaims pecuniary interest except to the extent of his pecuniary interest in the company. Includes 55,000 shares underlying stock options held by Mr. Shenfeld.

(6)	Includes 96,950 shares owned by the B. Sloane Family Foundation as to which Mr. Sloane shares voting and dispositive control over such shares.

(7)	Includes 76,152 shares owned by the B. Wasserman Family Foundation as to which Mr. Wasserman shares voting and dispositive control over such shares and includes 2,355,000 shares owned by Mrs. Andrea Wasserman, Mr. Wasserman’s spouse. Mr. Wasserman disclaims beneficial ownership of the shares owned by Mrs. Wasserman, and Mrs. Wasserman disclaims beneficial ownership of the shares owned by Mr. Wasserman.

(8)	Includes options to acquire 211,753 shares issued to Mr. Schottenstein in exchange for his interest in one of our capcos.

(9)	Includes 208,333 shares held in escrow pursuant to terms of CrystalTech acquisitions to be released upon achievement of specified profitability benchmarks.

Listed below is certain information about the principal occupations of each nominee, director and executive officer. Unless otherwise noted, all such persons have held these positions for at least five years.

David Beck Mr. Beck has been Managing Director of Copia Capital, LLC, a private equity investment firm since September 1998. Prior to joining Copia, Mr. Beck was CEO of Universal Savings Bank, Milwaukee and First Interstate Corporation of Wisconsin, a publicly traded company. Mr. Beck has since November 2002 served as Chairman of Universal Savings’ holding company, Universal Saving Banc Holdings, Inc. He is a certified public accountant and has served on a number of boards of both publicly held and private corporations.

Christopher G. Payan has served as Chief Executive Officer of Emerging Vision, Inc.(“EVI”), a publicly traded company, since June 2004. Prior to June 2004, and since July 2001, Mr. Payan served in various other executive offices for EVI, including Chief Operating Officer and Chief Financial Officer. From March 1995 through July 2001, Mr. Payan was employed by Arthur Andersen LLP, at the time, one of the world’s largest professional services firms, where he provided various audit, accounting, operational consulting and advisory services to various small and mid-sized private and public companies in various industries. Mr. Payan also serves on the board of directors of Hauppauge Digital, Inc. Mr. Payan is a certified public accountant and joined our board in 2003. Mr. Payan serves as the Chairman of the Company’s Audit Committee.

Jeffrey G. Rubin Mr. Rubin is currently an executive officer of the Company and each of the Company-sponsored certified capital companies. In June 1994, Mr. Rubin founded, financed and participated in the day-to-day management of Optical Dynamics Corporation, formally known as Fastcast Corporation, an early stage technology company. Mr. Rubin also served as an officer of that company and a member of the board of directors until December 1997. From January 1992 through January 1998, Mr. Rubin served as a private venture capitalist. From September 1989 through January 1994, Mr. Rubin served as Vice President of American European Corporation, an import/export company, and participated in management in various capacities.

Steven A. Shenfeld Mr. Shenfeld has been a general partner and senior managing director of Amroc Investments LLC since December 1999. Since December 1999, Mr. Shenfeld has also been a general partner of Avenue Capital Management, LLC, a Texas Pacific Group affiliate. Mr. Shenfeld has been in the investment banking and asset management business for 18 years. From April 1996 through October 1999, Mr. Shenfeld worked for BancBoston Robertson Stephens where he was on the management committee and ran the Debt Capital Markets. Mr. Shenfeld was also a Board Member of BancBoston’s Section 20 broker dealer. Mr. Shenfeld has extensive experience in capital markets and investment banking and has managed investment businesses including high yield securities, leveraged finance, private placements, asset securitization and investment grade corporates. From April 1991 through March 1996, Mr. Shenfeld was Head of Sales and Trading in Global Finance at Bankers Trust Securities. Previously, Mr. Shenfeld worked for Donaldson, Lufkin, and Jenrette and Salomon Brothers. Mr. Shenfeld serves as the Chairman of the Company’s Compensation Committee.

Mr. Shenfeld is involved in many charitable organizations and has served on the boards of various organizations, including Seeds of Peace, New Leadership United Jewish Appeal, and The Leukemia Society of New York. Mr. Shenfeld has a MBA in finance from the University of Michigan and a BA in economics from Tufts University.

Jeffrey M. Schottenstein For the past 30 years, Mr. Schottenstein has specialized in the investment and restructuring of diverse companies. He has served as a director of Schottenstein Investment, a diversified investment holding company with $650 million in real estate assets, Vice President of real estate of Schottenstein Store’s Value City Stores Division (NYSE: VCD) and Chief Executive Officer of Schottenstein Realty Company, which specializes in the investment and restructuring of real estate related companies. Mr. Schottenstein has been involved in the restructuring of numerous retail enterprises, including Weiboldts’ Department Stores, Chicago, IL, Strauss Auto Parts, New York, NY, Valley Fair Discount Stores, New Jersey, Steinbach Stores and others. Along with his investors, Mr. Schottenstein acquired Bell Supply Company, a retail oil and gas equipment supply company based in Kilgore, TX, and Omni Exploration Company, at the time the first successful Chapter 11 reorganization of an oil and gas service company in the United States.

Barry Sloane Mr. Sloane is the Chairman of the Board and Chief Executive Officer of the Company and has been an executive officer of each of the Company-sponsored capcos.

From September 1993 through July 1995, Mr. Sloane was a Managing Director of Smith Barney, Inc. While there, he directed the Commercial and Residential Real Estate Securitization Unit and, prior to that, he was national sales manager for institutional mortgage and asset backed securities sales. From April 1991 through September 1993, he was founder and President of Aegis Capital Markets, a consumer loan origination and securitization business which was eventually taken public with the name of “Aegis Consumer Funding.” From October 1988 through March 1991, Mr. Sloane was Senior Vice President of Donaldson, Lufkin and Jenrette, where he was responsible for directing sales of mortgage-backed securities. From August 1982 to September 1988 Mr. Sloane was a senior mortgage security sales person and trader for Bear Stearns, L.F. Rothschild, E.F. Hutton and Paine Webber.

Brian A. Wasserman Mr. Wasserman is currently Chief Financial Officer of the Company and serves as Chief Executive Officer of each of the Company–sponsored capcos. From December 1997 until December 1999, Mr. Wasserman was the general partner of two private venture capital limited partnerships with very diverse public and private investments. The partnerships had in excess of $30,000,000 in partners’ capital and investment holdings. From April 1992 through December 1997, Mr. Wasserman acted as an investment consultant/analyst for these partnerships. From December 1997 until December 1999, Mr. Wasserman was also an investment consultant/analyst for two other private venture capital partnerships with very diverse public and private investments. These partnerships had in excess of $20,000,000 of partners’ capital and investment holdings.

From March 1996 until March 2000, Mr. Wasserman founded and was the Chief Financial Officer of First Lawrence Capital Corp., an investment banking firm specializing in mergers and acquisitions for small to medium-sized emerging companies. From December 1997 until November 1999, Mr. Wasserman served on the board of directors of Heuristic Development Group (now know as Virtual Communities Inc.), a company which engaged in the development, marketing, sale and licensing of the Intellifit System, a computerized system which generates personalized exercise prescriptions.

From September 1987 through April 1992, Mr. Wasserman was an audit/tax manager and a staff investment analyst for PricewaterhouseCoopers LLP. Mr. Wasserman is a Certified Public Accountant in the state of New York and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held 9 meetings during the year ended December 31, 2004.

The Board of Directors’ Audit Committee consists of directors Payan as Chair, Beck and Schottenstein and operates pursuant to a written charter. The Audit Committee held 9 meetings with respect to the year ended December 31, 2004. The Audit Committee is authorized to examine and approve the audit report prepared by the independent auditors of the Company, to review and select the independent auditors to be engaged by the Company, to review the internal audit function and internal accounting controls, and to review and approve conflict of interest and audit policies. Each of the members of the Audit Committee is an “independent director” as defined in the listing requirements of the NASDAQ National Market.

Both Messrs. Beck and Payan, the immediate past and current Chair, as of February 25, 2005, of the Audit Committee have been determined by the Board of Directors to be financial experts and independent, under applicable rules of the Securities and Exchange Commission.

The Company’s Executive Committee consists of directors Rubin, Sloane and Wasserman and is authorized to take actions it deems necessary or appropriate between regular meetings of the Board. The Executive Committee held 4 meetings during the year ended December 31, 2004.

The Company’s Compensation Committee consists of directors Shenfeld, as Chairman, Beck and Payan, all of whom are “non-employee directors” within the meaning of the federal securities laws. The Compensation Committee evaluates the compensation and benefits of the directors, officers and employees, recommends changes, and monitors and evaluates employee performance. The Compensation Committee met one time during the year ended December 31, 2004. All directors attended at least 90 percent of the number of board and committee meetings for which he was eligible.

The Company’s Corporate Governance and Nominating Committee consists of Mr. Schottenstein, as Chair, and Messrs. Shenfeld and Beck, each of whom are independent directors. The Corporate Governance and Nominating Committee is generally responsible for identifying corporate governance issues, creating corporate governance policies and identifying and recommending potential candidates for election to the board and reviewing director compensation and performance. The Corporate Governance and Nominating Committee was created pursuant to the adoption by the board of written corporate governance guidelines.

Director Compensation

The Board has adopted a plan for compensation of non-employee directors, for the years ending December 31, 2003 and 2004, which gives effect to the time and effort required of each of them in the performance of their duties. The plan approved by the board provides annual compensation, paid quarterly in our Common Shares:

•	for participation on the board: $25,000;

•	for acting as chair of the compensation committee or the corporate governance and nominating committee: $15,000;

•	for acting as chair of the audit committee: $60,000; and

•	for acting as “lead” independent director: $15,000.

As a result of this plan, our independent directors each received Common Shares in the following amounts for 2004, based on the closing price of our common stock on the last trading day of each quarter:

• David Beck	$100,000

• Steven A. Shenfeld	$40,000

• Jeffrey M. Schottenstein	$40,000

• Christopher G. Payan	$25,000

Executive Compensation

The information set forth below describes the components of the total compensation of the Company’s Chief Executive Officer and its two other executive officers for services rendered in all capacities during the years ended December 31, 2002, 2003 and 2004.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary			Bonus			Restricted Stock		Securities Underlying Options/SARs	All Other Compensation (1)
		($)			($)			($)		($)	($)
Barry Sloane, Chairman, CEO and Secretary	2004 2003 2002	$ $ $	302,501 286,668 313,750		$	— 250,000 —	(3)		— — —	— — —	$ $	3,135 2,860 —

Jeffrey G. Rubin President	2004 2003 2002	$ $ $	286,668 286,668 313,750		$	— 125,000 —	(3)		— — —	— — —	$ $	1,230 1,380 —

Brian A. Wasserman Treasurer and CFO	2004 2003 2002	$ $ $	286,668 286,668 313,750		$	— 125,000 —	(3)		— — —	— — —	$ $	1,070 1,380 —

John R. Cox, Chairman and CEO, Newtek Small Business Finance, Inc.	2004 2003 2002	$ $	250,000 250,000 —			— — —			— — —	77,000 77,000 77,000		— — —

T. Alan Schmidt, President, CEO, Universal Processing Services – Wisconsin, LLC	2004 2003	$ $	84,000 81,662			— —		$ $	94,963 19,529	— —		— —

Tim Uzzanti, President and CEO, Crystaltech Web Hosting, Inc.	2004		$200,000	(2)		—			—	—		—

(1)	Represents the amount of premium paid by the Company on term life insurance for the named executive for the periods shown. None of the named individuals have any interest in the cash surrender value of the respective insurance policies, nor is there any understanding or agreement whereby the individuals are to be given any such interest.

(2)	Represents current annual compensation effective as of acquisition on July 7, 2004.

(3)	Represents the value of stock awarded to and deferred by the executives shown.

Employment Agreements

The Company has entered into separate employment agreements with:

•	Barry Sloane, as Chairman and Chief Executive Officer;

•	Jeffrey G. Rubin, as President; and

•	Brian A. Wasserman, as Treasurer and Chief Financial Officer.

Barry Sloane, as Chairman and Chief Executive Officer, is responsible for implementing the policies adopted by the Company’s Board of Directors. Jeffrey G. Rubin, as President is responsible for overseeing all of the Company’s operations. Brian A. Wasserman, as Treasurer and Chief Financial Officer, is responsible for overseeing the Company’s financial operations.

Each employment agreement provides for:

•	a one year term at an annual base salary of $286,000 except for Mr. Sloane who receives a salary of $350,000;

•	at least one annual salary review by the Board of Directors;

•	participation in any discretionary bonus plan established for senior executives;

•	retirement and medical plans, customary fringe benefits, vacation and sick leave; and

•	$2 million of split-dollar life insurance coverage.

Each agreement contains a non-competition provision that requires the employee to devote substantially his full business time and efforts to the performance of the employee’s duties under the agreement. The employee is not prohibited, however, from:

•	serving on the boards of directors of, and holding offices or positions in, companies or organizations which, in the opinion of the Board of Directors, will not present conflicts of interest with the Company; or

•	investing in any business dissimilar from the Company’s or, solely as a passive or minority investor, in any business.

The Company may terminate an employee’s employment for “just cause” as defined in the agreement, and upon the termination, no severance benefits are available. If the Company terminates an employee without just cause, or if the term of the agreement is not extended for an additional year, the employee will be paid an amount equal to six months’ compensation. If the employee voluntary terminates his employment for “good reason” as defined in the agreement, or the employee’s employment terminates during the term of the agreement due to death, disability, or retirement after age 62, the employee will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the agreement. The employee is able to voluntarily terminate his agreement by providing 60 days’ written notice to the Board of Directors, in which case the employee is entitled to receive only his compensation, vested rights, and benefits up to the date of termination.

Each employment agreement contains provisions stating that in the event of the employee’s involuntary termination of employment (other than for cause) in connection with, or within six months after, any change in control of the Company, the employee will be paid within 10 days of the termination a sum equal to 2.99 times the average annual compensation he received during the five-year period immediately prior to the date of change in control. “Control” generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Company’s voting stock, or the control of the election of a majority of directors or the exercise of a controlling influence over the Company’s management or policies.

Each employment agreement also provides for a similar lump sum payment to be made in the event of the employee’s voluntary termination of employment within 30 days of a change in control, or within 90 days thereafter, of certain specified events following any change in control, whether approval by the Board of Directors or otherwise which have not been consented to in writing by the employee including:

•	requiring the employee to move his personal residence or perform his principal executive functions more than 50 miles from the employee’s primary office;

•	failing to maintain existing employee benefit plans, including material vacation, fringe benefits, and retirement plans;

•	assigning duties and responsibilities to the employee which are other than those normally associated with his position;

•	materially diminishing the employee’s authority and responsibility; and

•	failing to elect or re-elect the employee to the Company’s Board of Directors.

Cash Bonus Plan

The Company has established the Newtek Business Services, Inc. Cash Bonus Plan for the purpose of providing its employees with incentive compensation in the form of cash bonuses. All full-time employees are eligible to receive cash bonuses under the plan. If an employee’s employment is terminated for “cause” as defined in the plan, then the employee shall be ineligible to receive a bonus, and an employee whose employment otherwise terminates shall be eligible for a bonus that fiscal year, prorated to the number of days the employee was employed by the Company during its fiscal year. The Compensation Committee administers the plan. Bonuses are paid at the discretion of the Compensation Committee or the full Board of Directors. The aggregate amount of bonuses payable for any fiscal year are established by the Board of Directors and are based in part on the Company’s pre-tax net profit for that fiscal year.

Equity Compensation Plans

The following table provides information as of April 20, 2005 with respect to the shares of our Common Shares that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders (1)	1,527,156	$4.38	2,722,844
Equity Compensation Plans Not Approved by Shareholders	0	0	0
Total	1,527,156	$4.38	2,722,844

(1)	Consists of 4,250,000 Common Shares under the Company’s 2000 Stock Incentive and Deferred Compensation Plan and 1,000,000 Common Shares under the Company’s 2003 Stock Incentive Plan.

(2)	Excludes 282,321 restricted stock rights which have a zero exercise price.

REPORT OF THE COMPENSATION COMMITTEE

The mission of the Compensation Committee (the “Committee”) is to assure that the Company’s compensation program for our executives is effective in attracting and retaining executives, that it links pay to performance, that it is reasonable in light of economic position of the company and the relevant practices of other, similar companies, and that it is administered fairly and in the shareholders’ interests. The Committee acts on behalf of the Board of Directors in setting executive compensation policy and administering Board approved plans with respect to the compensation of our three top executives.

The goals of the Committee are to assist in attracting and retaining highly qualified management, motivating executives to achieve performance goals, rewarding management for outstanding performance and ensuring that the financial interests of management and shareholders are aligned.

Overview. The Company’s compensation program for executive officers is designed to attract, retain, and motivate superior executive talent and to align a significant portion of each officer’s total compensation with the performance of the Company and the interests of its shareholders.

We have implemented a competitive total compensation program for executive officers composed of the following elements discussed below: base salary, annual bonus, and long-term incentive compensation. Since its implementation in 2002, based on the Committee’s review of the Company’s performance and market condition, there has been little need for change in the basic features.

Base Salary. Executive base salaries continue to reflect our operating philosophy, culture and business direction with each salary determined subjectively by the skills, experience and performance level of the individual executive, and the needs and resources of the Company. Base salaries are targeted to market levels based on reviews of published salary surveys and peer company compensation. The Committee also continues to believe that the Company’s most direct competitors for executive talent are not necessarily restricted to those companies that are included in the industry index used to compare shareholder returns, but encompass a broader group of companies engaged in the recruitment and retention of executive talent in competition with the Company.

Annual Bonus. Annual bonuses may be earned by executive officers under the Company’s cash bonus plan. Payments under the plan are based on the company’s overall performance. Annual bonus targets for the Chief Executive Officer are determined by the Committee and none were awarded with respect to 2004 The Chief Executive Officer recommends annual bonus targets and goals for other participants. The goals incorporate the achievement of business plans and performance relative to other high performing companies of a similar size. The mix and weighting of the goals vary and are subjectively determined. The level of achievement of the goals determines the level of bonus.

Compensation of the Chief Executive Officer. The Committee and Board determined the compensation for Barry Sloane, Chairman and Chief Executive Officer for 2003. Recognizing the Chief Executive Officer’s leadership in building a highly talented management team and in driving the company forward with superior operational and financial performance as well as shareholder returns, Mr. Sloane’s salary was maintained at $285,000 – less than the competitive labor market median, but reflective of the company’s current cash position. It was increased to $350,000 for 2004.

Committee Governance. The Compensation Committee will continue to review and evaluate executive compensation programs at least annually. When and where appropriate, the Committee will consult with its independent sources and its legal advisors with respect to the proper design of the program toward achieving the Company’s strategic business objectives and balancing the interests of key stakeholders.

Following review and approval by the Committee, all issues pertaining to executive compensation policies and programs as well as recommendations on CEO compensation are submitted to the full Board of Directors for its approval.

Steven A. Shenfeld, Chairman

David C. Beck

Christopher G. Payan

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of the Compensation Committee was an officer or employee, or former officer or employee, of the Newtek or any of its subsidiaries during 2004.

Performance Graph

The following chart and graph, which were prepared by management, compare the cumulative total return on our Common Shares over a measurement period beginning December 31, 2000 with (i) the cumulative total return on the securities included in the Russell 3000 Index and (ii) the cumulative total return on the stock of a company we have determined provides a peer comparison, Century Business Services, Inc. All of these cumulative returns are computed assuming the quarterly reinvestment of dividends paid during the applicable time period.

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Newtek Business Services, Inc.	$100	$99.36	$140.71	$222.44	$137.82
Russell 3000 Index	$100	$87.38	$67.45	$86.82	$95.57
Century Business Services, Inc.	$100	$205.36	$236.61	$399.11	$389.29

We have used Century Business Services, Inc. as a peer comparison due to the fact that it is approximately the same in market capitalization and provides a variety of services to small and medium-sized businesses. However, as we are the only publicly traded company with a material portion of our business in the operation of certified capital companies, it may not be possible to make a direct comparison of us to any other company.

REPORT OF THE AUDIT COMMITTEE*

The Board of Directors (Board), through its Audit Committee (Committee), and in accordance with its written charter, reviews the audit function, internal controls and financial statements of the Company. The Committee consists solely of directors who are not Company employees and are considered “independent” under applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market. In 2004, the Audit

*	The Report of the Audit Committee does not constitute solicitation material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Committee convened 9 times to discuss with management and the independent auditors their respective accounting, auditing and financial reporting responsibilities with respect to the fiscal year 2003 or 2004.

In connection with the December 31, 2004 financial statements of the Company, the Committee: (1) reviewed and discussed the audited and interim unaudited financial statements with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61 and the independence of the auditors; and (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1. In discharging these oversight responsibilities as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditor and the Company that might bear on the auditors independence and discussed with the auditors any relationships that may impact their objectivity and independence. Based upon these procedures and discussions with Company management, the Committee considered whether it was necessary to exclude PricewaterhouseCoopers LLP from performing any work for the Company separate and apart from auditing the Company’s financial statements. After a thorough analysis, the Committee concluded that at this time there was no conflict that would jeopardize auditor independence and that it is satisfied as to the auditors independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls.

The Committee, with and without management present, discussed and reviewed the results of the independent auditor’s examination of the financial statements. The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2004, with management and the independent auditors. Based upon this review and the resulting discussions, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The Committee also discussed the necessity of rotating accountants for the next fiscal year, and determined that it is not legally necessary nor practically required under the present circumstances.

Date: March 31, 2005	Respectfully submitted,

Christopher G. Payan, Chairman David Beck Jeffrey M. Schottenstein

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of the Record Date the beneficial ownership of Common Stock by each person who is known by the Company to own more than 5% of the outstanding shares of Common Stock. This information is based on filings with the SEC or information furnished to the Company by such persons.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Jeffrey G. Rubin	4,589,699	13.54%
Barry Sloane	4,569,492	13.47%
Brian A. Wasserman	4,579,708	13.51%

(1)	Unless otherwise stated, the address of each person listed is c/o Newtek Business Services, Inc., 462 Seventh Avenue, 14th Floor, New York, New York 10018.

(2)	At the Record Date. For purposes of this table and the table under “Security Ownership of Certain Beneficial Owners,” in accordance with Rule 13d-3 under the Exchange Act, a person is considered to “beneficially own” any shares of Common Stock (a) over which he has or shares voting or investment power, or (b) as to which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, “voting power” is the power to vote or direct the vote of shares, and “investment power” is the power to dispose or direct the disposition of shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% Shareholders are required to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that during the year ended December 31, 2004, with the one exception noted, all such filing requirements were complied with. Director Beck failed to file timely an ownership report for the acquisition of common shares paid to him in consideration for his services on and to the Board of Directors, but all required reports have been filed as of the date hereof.

Related Party Transactions

During the years ended December 31, 2004 and 2003, the Company obtained financial consulting services from the firm of Janover Rubinroit, in the amounts of approximately $155,000 and $211,000, respectively. Two partners of Janover Rubinroit, Michael Goodman and Mark Goodman, are related to Mr. Wasserman, one of the Company’s directors, as father-in-law and brother-in-law, respectively, and they collectively hold approximately 49 percent of the ownership of Janover Rubinroit.

During 2004 and part of 2003, the Company leased 4 cubicles of office space in New York City, from a company controlled by Mr. Robert Cohen, the father-in-law of Jeffrey G. Rubin, a director of the Company. The aggregate cost of the rental was approximately $28,800 and $10,800 for 2004 and 2003 respectively.

CrystalTech pays Mr. Uzzanti, its President and CEO rent for its principal office location in Phoenix, Arizona. The aggregate cost of the rental was approximately $74,000 in 2004.

INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as the Company’s independent auditors for the year ended December 31, 2004. The Audit Committee has renewed the Company’s arrangement with PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires.

Fees for professional services rendered to the Company by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2004 and December 31, 2003 were as follows:

	2004 (thousands)	2003 (thousands)
Audit Fees	$1,029	$652
Audit Related Fees	$104	$0
Tax Fees	$0	$0
All Other Fees	$1	$140

Total Fees	$1,134	$792

Audit Fees: The audit fees for the fiscal years ended December 31, 2004 and December 31, 2003 were for professional services rendered in connection with the audit of the Company’s annual financial statements, assistance with review of documents filed with the SEC, consents and other services required to be performed by our independent auditors.

Audit-Related Fees: The audit-related fees were for assurance and related services associated with the audit in connection with an acquisition.

Tax fees: Tax Fees for the years ended December 31, 2004 and December 31, 2003 were principally for tax compliance, tax advice and tax planning.

All Other Fees: Fees billed to the Company by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2004 and December 31, 2003 for non-audit services and assurance and related services for attestations not required by law, but required by monitoring agreements with our capco insurer for the fiscal year ended December 31, 2003.

In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to and the related services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

PROPOSAL II – INCREASE IN AUTHORIZED COMMON SHARES

The Board of Directors has adopted and recommended for approval an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares from the current 40,000,000 to 55,000,000. Currently the Company is authorized to issue 39,000,000 Common Shares and 1,000,000 serial preferred shares, of which 33,905,172 Common Shares and no preferred shares are outstanding. The proposal would increase the authorized Common Shares from 39,000,000 to 54,000,000.

Management recommended and the Board of Directors approved this proposal because of the perceived desirability of having a materially sufficient number of Common Shares available for issuance for purposes such as raising additional capital, as yet unidentified acquisitions and assisting newly formed capcos in raising funds.

The Board of Directors recommends a vote FOR the adoption of this proposal.

PROPOSAL III – RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as the independent auditors for the Company for the year ending December 31, 2005. Ratification of the appointment of the independent public accountants must be approved by a majority of the votes cast by the Shareholders of the Company at the Meeting. The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the year ending December 31, 2005.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. Properly executed proxies in the accompanying form that have not been revoked confer discretionary authority on the persons named therein to vote at the direction of a majority of the Board of Directors on any other matters presented at the Annual Meeting. Under SEC rules, if a Shareholder does not notify the Company within a reasonable time before the date of this Proxy Statement of such Shareholder’s intent to present a proposal at the Annual Meeting, the persons named in the accompanying proxy may exercise such discretionary voting authority if the proposal is raised at the Annual Meeting, without any discussion of the matter in this Proxy Statement.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally, by telegraph or telephone without additional compensation.

The Annual Report to Shareholders for the year ended December 31, 2004, including financial statements, is being mailed to all Shareholders of record as of the close of business on the Record Date. Any Shareholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated herein by reference.

SHAREHOLDER COMMUNICATIONS

Shareholders may send written communications to the Board of Directors to the attention of the Board of Directors, c/o Newtek Business Services, Inc., 462 Seventh Avenue, 14th floor, New York, NY 10018. Shareholder communications must be signed by the shareholder and identify the number of Common Shares held by the shareholder. Each properly submitted shareholder communication will be provided to the Board at its next meeting or, if such communication requires more immediate attention, it will be forwarded to the directors promptly after receipt.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy statement and proxy relating to the 2006 annual meeting of Shareholders of the Company, which will be held on or about May 24, 2006, any Shareholder proposal to take action at such meeting must be received by the Secretary of the Company at 462 Seventh Avenue, 14th Floor, New York, New York 10018 no later than January 5, 2006. With respect to the 2006 annual meeting of Shareholders of the Company, if notice of a Shareholder proposal, which the Shareholder has not previously sought to include in the Company’s proxy statement, is not received by January 5, 2006, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in the proxy statement. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2006 annual meeting, or to consider and vote upon at any such meeting, any Shareholder proposal which does not meet all of the requirements established by the SEC or the Company’s Certificate of Incorporation or Bylaws in effect at the time such proposal is received.

By order of the Board of Directors

Barry Sloane, Secretary

NEWTEK BUSINESS SERVICES, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Newtek Business Services, Inc. (the “Company”) hereby appoints Barry Sloane and Brian A. Wasserman, or either of them, with full powers of substitution, as attorneys and proxies for the undersigned, to vote all Common Shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the New York City office of the Company, 462 Seventh Avenue, 14th Floor, New York, NY 10018 on Tuesday, May 24, 2005 at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated below and as determined by a majority of the Board of Directors with respect to such other matters as may come before the Annual Meeting.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for each of the propositions stated. If any other business is presented at the Annual Meeting as to which this proxy confers discretionary authority, this proxy will be voted by those named in this proxy as determined by a majority of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

NEWTEK BUSINESS SERVICES, INC.

May 24, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election as directors of all nominees listed below (except as marked to the contrary)

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

David C. Beck

Christopher G. Payan

Jeffrey G. Rubin

Jeffrey M. Schottenstein

Steven A. Shenfeld

Barry Sloane

Brian A. Wasserman

2. To approve an amendment to the Certificate of Incorporation to increase the number of authorized Common Shares from 39,000,000 to 54,000,000.

3. To ratify the selection of PricewaterhouseCoopers LLP as auditors of the Company for the year ending December 31, 2005.

4. Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to Common Shares of the Company which the undersigned is entitled to vote at the Annual Meeting.

The undersigned shareholder acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Annual Meeting and a Proxy Statement dated April 29, 2005.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

FOR AGAINST ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date:

Signature of Shareholder

Check if you plan to attend the Annual Meeting:

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: